Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Investor Relations

314/994-2897

FOR IMMEDIATE RELEASE

Arch and Peabody announce intent to continue pursuit of highly synergistic joint venture to create value for customers and shareholders

ST. LOUIS, February 26, 2020 – Emphasizing that the case for combining assets has only grown stronger in recent months, Arch Coal (NYSE: ARCH) and Peabody (NYSE: BTU) today announced that they intend to continue to pursue creation of a joint venture to strengthen coal’s competitiveness with other energy sources and create substantial value for multiple stakeholders. The announcement follows a negative split decision by the U.S. Federal Trade Commission (FTC) that advances the process to the legal system.

“We view the need for this combination as self-evident,” said John W. Eaves, Arch’s chief executive officer. “The proposed joint venture promises to enhance the cost-competitiveness of our thermal operations, enable us to serve the evolving needs of domestic power generators well into the future, and protect the value of our thermal assets for our shareholders. In short, it will create a stable, durable supply platform for our thermal customers even as we continue our organizational pivot towards global metallurgical markets.”

“The proposed joint venture offers a clear and compelling path to strengthen both our and our customers’ ability to compete in today’s marketplace with electricity produced from coal,” said Peabody President and Chief Executive Officer Glenn Kellow. “We have provided tremendous amounts of evidence to the FTC during an extensive review, fully demonstrating that coal, including Southern Powder River Basin coal, faces intense competition from natural gas and other alternate fuels. We believe that the commission has reached an incorrect decision that should be rapidly remedied within the court system to allow customers and others to benefit from the combination.”

Arch and Peabody intend to litigate the FTC’s decision within the U.S. federal court system over the coming months. Both companies believe the FTC has incorrectly defined the market, and fails to reflect the true competitive nature of the current U.S. energy landscape.

The transaction was announced in June 2019 and would combine the companies’ Powder River Basin and Colorado assets. Ownership of the joint venture would be structured with Peabody owning 66.5 percent and Arch owning 33.5 percent. If consummated, the joint venture is expected to realize annual synergies of $120 million over an initial 10-year period, which would benefit all stakeholders, including customers, local communities, employees, investors and multiple others.

The transaction includes seven of the companies’ mines, including Peabody’s North Antelope Rochelle Mine (NARM) and Arch’s Black Thunder Mine, which share a property line of more than seven miles. Additional assets include the Caballo, Rawhide and Coal Creek mines in Wyoming along with the West Elk and Twentymile mines in Colorado.

U.S.-based Arch Coal, Inc. is a top coal producer for the global steel and power generation industries. Arch operates a streamlined portfolio of large-scale, low-cost mining complexes that produce high-quality metallurgical coals in Appalachia and low-emitting thermal coals in the Powder River Basin and other strategic supply regions. For more information, visit www.ArchCoal.com.

Peabody is the leading global pure-play coal company and a member of the Fortune 500, serving power and steel customers in more than 25 countries on six continents. The company offers significant scale, high-quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, customer focus, leadership, people, excellence, integrity and sustainability. For further information, visit PeabodyEnergy.com.

Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “should,” “appears,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation and steel industries; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from competition within our industry and with producers of competing energy sources; from our ability to successfully acquire or develop coal reserves; from operational, geological, permit, labor and weather-related factors; from the Tax Cuts and Jobs Act and other tax reforms; from the effects of foreign and domestic trade policies, actions or disputes; from fluctuations in the amount of cash we generate from operations, which could impact, among other things, our ability to pay dividends or repurchase shares in accordance with our announced capital allocation plan; from our ability to successfully integrate the operations that we acquire; from our ability to complete the joint venture transaction with Peabody Energy in a timely manner, including obtaining regulatory approvals and satisfying other closing conditions; from our ability to achieve expected synergies from the joint venture; from our ability to successfully integrate the operations of certain mines in the joint venture; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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